SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                  (Rule 13d-2)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                              BIGSTRING CORPORATION
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
                         (Title of Class of Securities)

                                    08989Q100
                                 (CUSIP Number)

                                 August 18, 2009
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                                    (Page 1 of 20 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 08989Q100                   13G/A                   Page 2 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              THE RAPTOR GLOBAL PORTFOLIO LTD.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,006,780
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,006,780
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,006,780
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                3.35%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 08989Q100                   13G/A                   Page 3 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              RAPTOR CAPITAL MANAGEMENT LP
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,006,780
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,006,780
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,006,780
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                3.35%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 08989Q100                   13G/A                   Page 4 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              RAPTOR CAPITAL MANAGEMENT GP LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,006,780
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,006,780
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,006,780
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                3.35%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 08989Q100                   13G/A                   Page 5 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              RAPTOR GROUP HOLDINGS LP
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,006,780
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,006,780
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,006,780
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                3.35%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN, HC
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 08989Q100                   13G/A                   Page 6 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              RAPTOR HOLDCO GP LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,006,780
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,006,780
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,006,780
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                3.35%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 08989Q100                   13G/A                   Page 7 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              RAPTOR CAPITAL MANAGEMENT, INC.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,006,780
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,006,780
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,006,780
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                3.35%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 08989Q100                   13G/A                   Page 8 of 19 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  JAMES J. PALLOTTA
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,006,780
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,006,780
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,006,780
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                3.35%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 08989Q100                   13G/A                   Page 9 of 19 Pages


This Schedule 13G Amendment No. 1 ("Schedule 13G/A") amends the Schedule 13G filed on January 12, 2009 (the "Original Schedule 13G") by The Raptor Global Portfolio Ltd., a Cayman Islands exempted company (the "Master Fund"), Raptor Capital Management LP, a Delaware limited partnership (the "Manager"), Raptor Holdco GP LLC, a Delaware limited liability company ("Holdco") and Mr. James J. Pallotta. This Schedule 13G/A is being filed to describe changes and additions among the members of the "group" (as that term is defined in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended) of Reporting Persons (as defined below), as indicated herein and reports the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities reported herein.


Item 1(a).     Name of Issuer:

     The name of the issuer is BIGSTRING CORPORATION (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 3 Harding Road, Suite E, Red Bank, NJ 07701

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) The Raptor Global Portfolio Ltd., a Cayman Islands exempted company (the "Master Fund"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) Raptor Capital Management LP, a Delaware limited partnership (the "Manager"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund;

            (iii) Raptor Capital Management GP LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of the Manager, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund;

            (iv) Raptor Group Holdings LP, a Delaware limited partnership ("Group Holdings"), which serves as the managing member of the General Partner of the Manager, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund;

            (v) Raptor Holdco GP LLC, a Delaware limited liability company ("Holdco"), which serves as the general partner of Group Holdings, the managing member of the General Partner of the Manager, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund;

CUSIP No. 08989Q100                  13G/A                   Page 10 of 19 Pages


            (vi) Raptor Capital Management, Inc., a Delaware corporation ("RCM, Inc."), which serves as the managing member of Holdco, the general partner of Group Holdings, the managing member of the General Partner of the Manager with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund; and

            (vii) Mr. James J. Pallotta ("Mr. Pallotta"), who serves as the sole shareholder of RCM, Inc., the managing member of Holdco, the general partner of Group Holdings, the managing member of the General Partner of the Manager with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Master Fund; and managing member of the General Partner with respect to shares of Common Stock directly owned by the Master Fund.

     The Master Fund, the Manager, the General Partner, Group Holdings, Holdco, RCM, Inc. and Mr. Pallotta are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Manager, the General Partner, Group Holdings, Holdco, RCM, Inc. and Mr. Pallotta is 50 Rowes Wharf, 6th Floor, Boston, MA 02110. The address of the principal business office of the Master Fund is Citco Fund Services (Curacao) N.V., P.O. Box 4774, Kaya Flamboyan 9, Curacao, Netherlands Antilles.

Item 2(c).     Citizenship:

     Each of the Manager, the General Partner, Group Holdings, Holdco and RCM, Inc. is organized under the laws of the State of Delaware. The Master Fund is an exempted company organized under the laws of the Cayman Islands. Mr. Pallotta is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $0.0001 per share (the "Common Stock")

Item 2(e).  CUSIP Number:

     08989Q100

CUSIP No. 08989Q100                  13G/A                   Page 11 of 19 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 08989Q100                  13G/A                   Page 12 of 19 Pages

Item 4.   Ownership.

     A. The Raptor Global Portfolio Ltd.
           (a) Amount beneficially owned: 2,006,780
           (b) Percent of class: 3.35% The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon (i) the 59,167,666 shares of Common Stock issued and outstanding as reflected in the Company's Form 10Q dated August 14, 2009 and
               (ii) 800,858 shares of Common Stock subject to a currently exercisable warrant deemed to be outstanding pursuant to Rule 13d-3(d)(1)(i) because such shares may be obtained and beneficially owned upon exercise or conversion within 60 days of derivative securities currently owned by the Reporting Persons. Pursuant to Rule 13d-3(d)(1)(i) the number of issued and outstanding shares of Common Stock assumes that each other shareholder of the Company does not exercise or convert herein within 60 days.
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,006,780
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    2,006,780

     B. Raptor Capital Management LP
           (a) Amount beneficially owned: 2,006,780
           (b) Percent of class: 3.35%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,006,780
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    2,006,780

     C. Raptor Capital Management GP LLC
           (a) Amount beneficially owned: 2,006,780
           (b) Percent of class: 3.35%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,006,780
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    2,006,780

     D. Raptor Group Holdings LP
           (a) Amount beneficially owned: 2,006,780
           (b) Percent of class: 3.35%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,006,780
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    2,006,780

CUSIP No. 08989Q100                  13G/A                   Page 13 of 19 Pages

     E. Raptor Holdco GP LLC
           (a) Amount beneficially owned: 2,006,780
           (b) Percent of class: 3.35%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,006,780
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    2,006,780

     F. Raptor Capital Management, Inc.
           (a) Amount beneficially owned: 2,006,780
           (b) Percent of class: 3.35%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,006,780
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    2,006,780

     G. Mr. James J. Pallotta
           (a) Amount beneficially owned: 2,006,780
           (b) Percent of class: 3.35%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,006,780
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    2,006,780


Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 08989Q100                  13G/A                   Page 14 of 19 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  September 1, 2009

                                  RAPTOR CAPITAL MANAGEMENT LP

                                  By: Raptor Capital Management GP LLC, its
                                      general partner;
                                  By: Raptor Group Holdings LP, its managing
                                      member;
                                  By: Raptor Holdco GP LLC, its general
                                      partner;
                                  By: Raptor Capital Management, Inc., its
                                      managing member;
                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta


                                  RAPTOR CAPITAL MANAGEMENT GP LLC

                                  BY: Raptor Group Holdings LP, its managing
                                      member;
                                  By: Raptor Holdco GP LLC, its general
                                      partner;
                                  By: Raptor Capital Management, Inc., its
                                      managing member;
                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta

CUSIP No. 08989Q100                  13G/A                   Page 15 of 19 Pages


                                  RAPTOR GROUP HOLDINGS LP

                                  By: Raptor Holdco GP LLC, its general
                                      partner;
                                  By: Raptor Capital Management, Inc., its
                                      managing member;
                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta


                                  RAPTOR HOLDCO GP LLC

                                  By: Raptor Capital Management, Inc., its
                                      managing member;
                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta


                                  RAPTOR CAPITAL MANAGEMENT, INC.

                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta


                                  JAMES J. PALLOTTA

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta

CUSIP No. 08989Q100                  13G/A                   Page 16 of 19 Pages


                                  THE RAPTOR GLOBAL PORTFOLIO LTD.

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  Roger Hanson, director of The Raptor Global
                                  Portfolio Ltd.

 CUSIP No. 08989Q100                 13G/A                   Page 17 of 19 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  September 1, 2009

                                  RAPTOR CAPITAL MANAGEMENT LP

                                  By: Raptor Capital Management GP LLC, its
                                      general partner;
                                  By: Raptor Group Holdings LP, its managing
                                      member;
                                  By: Raptor Holdco GP LLC, its general
                                      partner;
                                  By: Raptor Capital Management, Inc., its
                                      managing member;
                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta


                                  RAPTOR CAPITAL MANAGEMENT GP LLC

                                  BY: Raptor Group Holdings LP, its managing
                                      member;
                                  By: Raptor Holdco GP LLC, its general
                                      partner;
                                  By: Raptor Capital Management, Inc., its
                                      managing member;
                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta

CUSIP No. 08989Q100                  13G/A                   Page 18 of 19 Pages


                                  RAPTOR GROUP HOLDINGS LP

                                  By: Raptor Holdco GP LLC, its general
                                      partner;
                                  By: Raptor Capital Management, Inc., its
                                      managing member;
                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta


                                  RAPTOR HOLDCO GP LLC

                                  By: Raptor Capital Management, Inc., its
                                      managing member;
                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta


                                  RAPTOR CAPITAL MANAGEMENT, INC.

                                  By: James J. Pallotta, its Chairman of the
                                      Board of Directors, President and Managing
                                      Director

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta


                                  JAMES J. PALLOTTA

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  James J. Pallotta

CUSIP No. 08989Q100                  13G/A                   Page 19 of 19 Pages


                                  THE RAPTOR GLOBAL PORTFOLIO LTD.

                                  /s/ Brian Daly
                                  -------------------------------------
                                  Brian Daly, Attorney in Fact for
                                  Roger Hanson, director of The Raptor Global
                                  Portfolio Ltd.